Exhibit 99.1

The Mosaic Company’s fiscal 2011 fourth quarter earnings conference call

July 19, 2011

Operator: Good morning, ladies and gentlemen. And welcome to The Mosaic Company’s fiscal 2011 fourth quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. After the Company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President Investor Relations of The Mosaic Company. Ms. Gagnon.

Laura Gagnon: Thank you and welcome to our fourth quarter earnings call. With us today are Jim Prokopanko, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President and Chief Financial Officer, and other members of the Senior Leadership Team. After my introductory comments, Jim will share our views on the market, followed by a discussion of Mosaic’s strong positioning and initiatives that allow us to capitalize on the opportunities presented. Then Larry will summarize our fourth quarter results and financial guidance. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. These statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, July 19, 2011, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission. Now, I’d like to turn it over to Jim.

Jim Prokopanko: Thanks, Laura, and welcome all. Over the 30 years of my career in agriculture, the visibility, understanding and appreciation for what this industry provides to the world has increased dramatically. Fiscal 2011 marks the highest net earnings in the history of Mosaic. Our performance in fiscal 2011 clearly demonstrated our Company-wide commitment to success.

For Mosaic, 2011 was a year of progress on many fronts as we continued investing to maintain our industry-leading stature, aggressively pursued operational excellence initiatives, and positioned ourselves to enhance our shareholder value through strong cash generation and efficient capital allocation. We capped off the year with one of the most dramatic changes since the founding of the Company with the exit of Cargill as the majority shareholder.

Though there are still steps to complete, we believe the additional flexibility this transaction provides will allow us to maximize the value of this business and lead to higher returns for shareholders. Moving to slide 4. As we look ahead to fiscal 2012 and beyond, we see a fabulous long-term story. In spite of the ups and downs of commodity markets, the food security challenge is not going away. The crop nutrients we provide are a vital ingredient required to help meet the world’s growing demand for grains and oilseeds. Over the past few months, agricultural markets have been very volatile. We expect grain and oilseed markets to remain tight and highly sensitive to weather and political developments. Our overall assessment for agricultural commodities is for greater upside pricing than downside.

In spite of this near-term volatility, the long-term trends hold. The world requires record yields and harvested area to maintain inventories at secure levels. Crop nutrients are necessary to deliver the required yields. And as a result, we see continued strong demand for crop nutrients for the foreseeable future. In the near term, we expect very good North American fall application and South American spring planting seasons. We are essentially sold out of potash and phosphate for the next several months. For potash, we estimate global MOP shipments will climb to a record 55 million to 58 million tonnes in calendar 2011. Shipments are forecast to grow to between 70 million and 73 million tonnes by 2020 or 3% to 3.5% annually. Even with significant brownfield expansion tonnes expected to come on line over the next 10 years, we expect demand growth to absorb the additional supply, resulting in historically high global operating rates.

We estimate global phosphate shipments will reach a record 60 million to 62 million tonnes in calendar 2011. Over the next decade, phosphate shipments are expected to grow to between 75 million and 79 million tonnes by 2020 or 2.5% to 3% annually. In phosphate, several factors have served to strengthen the market. The implementation of a new export tariff regime in China has reduced exports significantly below last year’s level. In addition, political uncertainty has reduced supplies from Tunisia and Syria and the market is watching how quickly Ma’aden ramps up production. Challenges at our South Fort Meade mine add additional supply concerns. These near-term uncertainties reinforce the need for additional supply to meet long-term demand growth. Our projections indicate global operating rates over the next decade will increase slightly and remain at healthy levels.

Key growth regions for crop nutrient demand will continue to be Asia and Latin America, especially China, India and Brazil. To meet these projected increases, potash and phosphate producers will need to produce at high rates and deliver significant new capacity. At Mosaic, we are strongly positioned to take advantage of the global opportunities I’ve just described. The quality of our production assets, the execution capabilities of our employees and the strength of our capital base will allow us to create value for shareholders and set us apart from the competition. The first of these items is that our assets are among the best in the industry. Over the past 5-year period, Mosaic produced more phosphate and potash crop nutrients than any other producer in the world.

In Potash, our mines are in very stable geopolitical locations and place Mosaic among the top potash producers in the world with reserves projected to last over a century. In fact, what most investors did not realize is that over the last 5 years, including the Esterhazy toll production, Mosaic has mined more potash ore and milled more finished potash products than any other Company in the world. Our brownfield expansions remain on track to add an additional 5 million tonnes of capacity over the next decade. These capacity additions will ensure that we maintain our industry-leading position. In Phosphates, our world class facilities are among the lowest cost in the industry with attractive locations in the U.S. on the Gulf of Mexico and the Mississippi River, providing advantaged access to global regions and raw materials.

Our geographic distribution reach is unmatched with people and facilities on the ground in the most important crop nutrient markets. We have leading positions in our premium products business, which is continuing to grow with dramatic increases in sales of MicroEssentials® and Pegasus™. These products will continue to differentiate Mosaic and provide great value for our customers as they seek higher yields. Second, we have a proven ability to execute and focus on operational excellence. Our potash expansion initiative comprised of 9 distinct projects and $5 billion in capital spending is on time, on scope, and on budget. We have over 1200 employees and contractors working on these large, complex initiatives. Our focus on operational excellence showed impressive results, as we improved processes and have positively impacted production costs.

We are improving energy efficiency, maintenance processes, and mining production at a variety of sites. Through these and other initiatives, our Phosphates team largely overcame the production shortfall at our South Fort Meade mine during the 2011 fiscal year.

As an aside, last week I was in Florida and was impressed more than I’ve ever been with the progress on all these initiatives. We have fresh people in new positions who are energized and eager to drive improved performance. This focus on operational excellence has truly taken hold as a way of life at Mosaic.

Finally, the third area of focus in creating value is efficient capital allocation. Mosaic has one of the strongest balance sheets in the industry, which provides significant value creation opportunity. After ensuring a strong financial foundation, including an appropriate liquidity buffer, our first priority is to invest in growing our business. The most prominent example is our potash expansions. In Phosphates, we are investing in increasing our premium product capacity. Our second investment priority is to continue seeking strategic opportunities, particularly phosphate investments that will expand our sources of phosphate rock. Any investments we make are expected to generate returns well in excess of our cost of capital and as a result, to generate shareholder value. Efficient capital allocation is not just about investing in the business, it includes returning capital to shareholders. With the exit of our majority shareholder, we have greater flexibility with respect to shareholder distributions and more so once we are beyond the tax restriction period related to the Cargill transaction.

As we move forward, we will seek to optimize our capital structure, while maintaining the flexibility to capitalize on new investment opportunities. Before I turn this over to Larry, let me touch on the most recent developments at South Fort Meade. The Federal District Court recently issued another preliminary injunction which temporarily prevents mining activities in Hardee County. This includes uplands mining even though the plaintiffs and the court previously indicated that they did not object to this and the Army Corps concurred that no federal permit is required to engage in such activities in the uplands. We have yet to receive a decision on the underlying merits of this case.

We believe the court’s issuance of a second preliminary injunction is simply wrong and inconsistent with the mandate given by the 11th Circuit Court of Appeals in April, namely, to resolve this matter in 90 days and view it through a lens requiring substantial deference to the Army Corps in determining whether it came to a rational permit decision. Given the thoroughness and high quality of the administrative record over 7 years of review, we strongly believe this standard was met. While we wait for the District Court’s final ruling, we have appealed the preliminary injunction and will be seeking an expedited stay from the 11th Circuit. We hope to have an answer to this request in the fall.

In the meantime, Mosaic will continue to seek ways to mitigate the adverse consequences of this ruling through mining our other mines at the highest possible rates, use of existing inventories, accessing phosphate rock from our Miski Mayo joint venture and supplementing with rock purchases, if necessary. Going forward, given the activism on South Fort Meade and what we’ve learned through this process, we are in the process of accelerating our future permit applications and will pursue them on a concurrent basis. I want to emphasize that we have very healthy working relationships with the local, state, and federal regulators who issue our permits. And we have every expectation that we will receive all of the permits needed to mine our valuable mineral interests in the decades ahead. Now, I’ll turn the call over to Larry.

Larry Stranghoener: Thanks, Jim, and good morning, everyone. As Jim said, both the near-term and long-term fundamentals for our business remain strong and we are effectively executing against our strategic priorities. Yesterday we reported the highest annual net earnings in the history of the Company, with strong results in both of our business segments. Excluding the gains on asset sales in all periods, 2011 had net earnings second only to 2008 when we experienced unprecedented market conditions.

Now, let me highlight our fourth quarter financial results. As you can see on slide 7, net earnings were $649 million, or $1.45 per share, compared to $396 million or $0.89 per share, a year ago. We generated nearly

$1 billion in operating cash flow this quarter and invested $366 million in capital expenditures, with the bulk of this going toward our potash expansions.

Gross margin was a strong 35%. Included in fourth quarter earnings were several discrete expense items outlined in our press release which lowered our reported results by $52 million pretax, or $0.07 per share. Our Potash segment showed strong fourth quarter results. Potash operating earnings were $469 million, up over $120 million from last year, as highlighted on slide 8. This improvement was primarily due to increased selling prices and volumes, partially offset by higher Canadian resource taxes and royalties. Reported gross margin was 53%, but excluding Canadian resource taxes, gross margin was 63%, 3 points higher than a year ago. North American producer inventories remained below average and demand fundamentals continue to be robust, resulting in rising prices for our products.

As an update to the legal dispute with PotashCorp regarding our tolling agreement, we have been required to maintain the status quo by the Saskatchewan court and will provide potash - at cost - until the beginning of trial scheduled for January 2012. We believe our obligation under the tolling agreement has ended. If we prevail in the lawsuit, PotashCorp has agreed to pay damages to Mosaic.

Moving on to Phosphates as summarized on slide 9. We generated $370 million in operating earnings compared to $221 million a year ago. Gross margin was 25%, similar to last year. The increase in operating earnings was primarily due to increased selling prices, partially offset by higher raw material costs. As Jim noted in his comments, our focus on operational excellence contributed to our strong performance over the past few quarters with mining performance especially notable.

Now, let me shift to our financial outlook and guidance for the next quarter as summarized on slide 10. For our first quarter of fiscal 2012, we estimate total potash sales volumes of 1.7 million to 1.9 million tonnes and an average MOP selling price of $430 to $455 per tonne. We expect to run our potash mines for the first quarter between 75% and 85% of operating capacity, down from the fourth quarter due to planned seasonal maintenance turnarounds. As we have seen in prior years, we expect the seasonally lower operating rates to result in higher per tonne costs and a lower gross margin percentage for the quarter, as fixed costs are spread over lower production volumes.

In our Phosphates segment, for the first quarter we estimate total phosphate sales volumes of 3.0 million to 3.3 million tonnes and an average DAP selling price of $560 to $590 per tonne.

To meet continued high demand, we expect to operate our North American phosphate plants in excess of 85% of granulation capacity. Note that we expect higher raw material prices, as well as the temporary shutdown of our ammonia production facilities to negatively pressure margins in the first quarter.

Phosphates segment profitability will also be impacted by the July 8 preliminary injunction issued by the Federal District Court preventing mining in the Hardee County extension of our South Fort Meade mine. We had previously contemplated mining approximately 2.4 million tonnes from the upland section of this mine over the course of this fiscal year. Last week we indicated that should we fail to get the stay of the injunction on uplands only mining and are unable to mine at South Fort Meade, the increase in expected pre-tax cost to the Company could be up to approximately $200 million in fiscal 2012.

Our phosphate mining team has been reviewing various alternatives to replace this capacity and mitigate the financial impacts. As of today, with increased mining at other mines and mining of remnant deposits in Polk County, we believe we may be able to lower this estimated cost impact by approximately 50%. Our current estimate is based on the following:

One, our belief that unabsorbed fixed costs from the lower production at South Fort Meade will be substantially recovered through increased production at our other Florida mines. And two, if we do need to purchase additional phosphate rock in the second half of fiscal 2012, we believe the potential increased expense could reach $100 million or so. This estimate obviously will be affected by market conditions and our production decisions. As we continue to evaluate the situation and our alternatives, it’s important to keep in mind that in today’s supply and demand environment, any decline in our finished phosphate production may drive higher prices for finished phosphate products.

For the year, we expect to make capital expenditures of $1.6 billion to $1.9 billion. As noted on slide 11, we are investing in our business through growth opportunity and sustaining capital projects. Growth in capital expenditures is driven by our potash expansions and we expect this to continue at high levels for the next several years. We have completed construction on initial compaction projects at Colonsay and Esterhazy with meaningful new capacity coming from additional projects to be completed late in fiscal 2012. When all of our projects are complete, we expect to have over 16 million tonnes of capacity. Please note that we expect depreciation expense to increase by approximately $50 million in fiscal 2012, as we place completed projects into service.

In addition to our potash expansions, we are investing in our Phosphates business with initiatives focused on improving energy efficiency and production processes, as well as increasing capacity to produce MicroEssentials, our premium crop nutrient that enhances yields for farmers.

Finally, for those of you interested in modeling data, we have provided an appendix to the slide deck with additional insights for modeling phosphates costs. With that, I’ll turn the call back to Jim.

Jim Prokopanko: Thanks, Larry. And before taking questions let me summarize. Our world scale high quality production assets and global distribution, our investments in potash and phosphates, our focus on effective execution, and our rock solid balance sheet give us a strong competitive advantage to capitalize on the near-term and longer-term opportunities presented by this market and to generate long-term shareholder value. We will continue to deliver on our mission to help the world grow the food it needs. Back to you, Laura.

Laura Gagnon: We would now like to open the call to your questions. Please hold your questions to one per person so that we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow-up if necessary. Amanda, would you please open the phone lines?

+++ q-and-a

Operator: (Operator Instructions)

Horst Hueniken, Stifel Nicolaus.

Horst Hueniken: Regarding the orderly disposition of shares following the initial formation offering in May of this year, I calculate there are approximately 42 million shares left to be sold by the charitable trust. This must occur by August of next year at the latest is my understanding and three distinct developments could trigger a sale.

One, the expiration of the secondary share sale lock-up period in November, two, the inclusion of Mosaic in the S&P 500 index and three, Mosaic initiating a share buyback program. Could you outline for us the number of shares likely to be sold in each instance and the timing?

Larry Stranghoener: Horst, it’s Larry. You’ve given a very complete response to a question that we thought might be on the minds of investors. You’re exactly right with your facts. There are another 42 million shares to be sold in the next 13 months now, following our sale of 115 million shares in our successful secondary offering that was completed in late May.

We are giving a lot of thought and consideration to how best to facilitate the sale of these remaining 42 million shares. As you point out, there are several options by which we might do this. It’s difficult for us at this point in time to size these. We have been told that the possibility of an S&P inclusion trade might trigger demand for, say, 30 million shares and perhaps 40% to 50% of those shares might come from the trust if we’re able to orchestrate an index inclusion trade. And that’s something that’s very much on our minds.

And then beyond that, we would, as again you suggested, have the option of facilitating another secondary offering or a share repurchase. These are options we are carefully considering. We’re getting a lot of input from shareholders on how best to accomplish this.

As you might recall, when we originally announced this deal, our whole focus was to ensure that we could have a very orderly distribution of these shares coming to market. And I think we’re off to a good start on that with respect to the first offering and we’ll be very sure to take care of these remaining 42 million shares in this formation offering period also in a very orderly and thoughtful way. So I would just ask that you stay tuned. We’re evaluating all the alternatives and you can count on us to find answers that we think will satisfy our shareholders.

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: Could I just ask on where you think the potash industry is in terms of productive capacity. I’m just noting your estimate of, I believe, 55 million to 58 million tonnes sold this year. Where do you think production is going to come in this year industry-wide?

Jim Prokopanko: Well, I think we’re going to be — Vincent, good morning. It’s Jim here. I think we’re going to be pretty close to that. What is starting to happen and what we’ve been seeing is a drawdown in inventory over the last quarter and as we go into the planned scheduled turnarounds that most all the producers in North America and Canada go through, we’ll see a continued drawdown on those stocks. Mike, do you want to add some specifics on the analysis you’ve done on production?

Mike Rahm: Sure. We’re projecting that global shipments will be in that 55 million to 58 million tonne range. Our point estimate is between 56 million and 57 million [tonnes]. We estimate that global capacity is about between 63 million to 64 million tonnes. If you look at a 90% operating rate as really stressing the industry, it implies about 56 million tonnes of production.

So we’ve always said that with this demand recovery, we think it will stress the production capabilities of the global industry and I think that’s evident in what’s taken place recently.

Operator: Edlain Rodriguez, Gleacher & Company.

Edlain Rodriguez: In your market outlook you still expect global shipments again to be 55 million to 58 million. Where does India fit in there, because last quarter you had the same number and you expected India at 6.2 million, 6.7 million. Is India still in that number or have other countries picked up that slack?

Jim Prokopanko: Yes, Edlain, good day. We’re seeing strong demand in other markets. We think India is still going to be in that 6 million tonne import range, but we’re seeing very strong demand in North America, as well as adding to some of the pipeline warehouses and South America has a strong, the lead-up to what’s coming as their spring season in September, October, their planting season. So we’re seeing other geographies, whether it’s North America, South America or the rest of Asia, step up and take those tonnes that we might otherwise have scheduled for India.

Operator: Mark Connelly, CLSA.

Mark Connelly: We’ve been hearing pretty consistently that farmers in the US didn’t get the P&K down this spring because of the late planting, which we also heard last year because of the early planting. So I’m curious, do you expect them to try to make up some of that this fall or are we going to wait until next spring? And I’m also curious if you think they’re further behind on P&K?

Jim Prokopanko: Mark, good question. I’d say that farmers try to get as much work done on their fields given the weather conditions. So if we have a good open harvest season, farmers are able to get on the fields, I think they’re going to use every opportunity to replenish their P&K stocks.

Our analysis shows phosphate levels generally across the US have been dropping over the last couple of years and farmers understand that. They take soil tests in the US and they know what their soil fertility rates are. They’ve got great cash flows, good incomes, good returns forecast based on the Chicago commodity prices going into the 2012 year.

So the incentive there is for them to apply and I think they will with favorable harvest conditions and field work conditions get it done this fall and not wait until the spring season. I think a number of dealers and farmers learned last year that you can wait too long and miss the opportunity and I don’t think that will be repeated this year.

Operator: P.J. Juvekar, Citi.

PJ Juvekar: I’m a little confused about your additional cost due to South Fort Meade. Last week you said $200 million today you’re saying $100 million. You have that rock inventory that lasts you through the end of calendar 2011. So if you exclude that inventory, what would be the ongoing impact? And then secondly how much rock can you produce at your other Florida mines, given the South Fort Meade situation?

Larry Stranghoener: P.J., it’s Larry. This is very much of a real-time analysis that we’re going through. Remember that the judge’s decision, which a part of which truly came out of the blue with its stretch, was issued just a week ago Friday. And so since that time, Joc and his team have been looking at all number of alternatives by which we could mitigate the impact of perhaps not being able to mine in the uplands area of South Fort Meade. And suffice it to say that the analysis that we’ve gone through suggests that we are going to be able to mitigate more of the impact than we first thought possible when we had our press release the Monday following the judge’s ruling.

And by the way, work will continue to find further mitigating actions and so through a combination of much better output that we believe we can get from our other mines in Florida through mining remnant parcels in the Polk County part of the South Fort Meade mine, by increasing the take from Miski Mayo, our joint venture in Peru, and by further reductions in rock inventory, we believe we can significantly mitigate what otherwise might have been a worst case situation in terms of purchased rock.

So the team, as you know, did a terrific job last year in mitigating the impacts from the legal proceedings we’re under. The same thing appears to be happening here in this fiscal year and we’ll continue to work to find other ways to fully mitigate the cost impacts that we’ve described.

Operator: Elaine Yip, Credit Suisse.

Elaine Yip: A question on India. When do you expect to finish shipping the one million tonnes of DAP that you’ve contracted for the April to September time period? And have you begun negotiations for the next six months after that? And then if you can just give us your take on why the potash and phosphate discussions have moved in such different directions and why the Indians have been quick to settle on phosphate but have chosen to take a little bit longer on potash.

Jim Prokopanko: Good morning and thank you for the question, Elaine. The current agreement we have with India on phosphate will — all product will be concluded shipping, I think, the end of August, next month.

As far as when we will conclude an extension of that for the next year, that will, I think, happen shortly thereafter or concurrent with the completion of that. We’re always in — maybe not formal negotiations, but we’re always in discussions with our customers about forward needs and that’s the case here with phosphate. We’re continuing to — we’re talking with them, discussions are getting more serious and I anticipate a satisfactory conclusion to those discussions in the next month or two.

Now, why did India potash and phosphate approach diverge? Hard to really explain what was in the mind of the Indian negotiators on this. We were very clear. We had an offer out on the potash since before the conclusion of that agreement, which was April of this past year.

The only thing I would say is the subsidy programs were somewhat more restrictive as it impacted the potash. They thought they had a position that they could successfully argue in regards to potash pricing. We were prepared to sell, but they chose to defer coming to an agreement, at which point we were starting to come short of potash for the balance of the year.

Canpotex has a budgeted amount of tonnes that they set up for the year. They look at the markets and the customers that they’re going to and as demand continued to be strong and grow through the year, it was becoming clearer that there wasn’t going to be sufficient product for both India and China if both delayed. China booked right at the conclusion of their agreement in June, potash agreement and India deferred and in the meantime product was purchased by other markets. So we’ll have another “kick at the cat” for the fourth quarter, but as I said in my comments, Mosaic is pretty much sold out through our first quarter and into part of our second quarter.

Operator: Ben Isaacson, Scotia Capital.

Ben Isaacson: First of all, congrats on a nice quarter. Just maybe a follow-up to P.J.’s question. I’m trying to get a better handle on the development of rock costs.

Can you quantify or perhaps provide a little bit more color in terms of the availability at Bayóvar, how much inventory is on hand and specifically how high you can run your other mines? I’ve noticed that some of the mines, such as Wingate, for example, typically haven’t gone above the high 70% area. Maybe you could just provide some more color on that. Thanks.

Joc O’Rourke: This is Joc O’Rourke. Let me give you a little bit of color. Miski Mayo is in — we started off I guess in July, August a year ago and it’s still in its ramp-up phase. This year we’re forecasting the Miski Mayo mine will produce about 3.9 million tonnes, of which we will get about 1.05 million tonnes for our — will be our portion of the take. That’s shipped pretty much as it’s made to the individual shareholders of the Miski Mayo joint venture.

In terms of our other operations, we are moving drag lines around places where we can get a little bit of extra tonnes. So we’ll be pushing extra tonnes through our Four Corners mine, which is our biggest mine. As Larry mentioned, we’ll be doing some remnant mining in the South Fort Meade area as we can find rock to do that and Wingate, as you suggest, there is some opportunity to improve the output of Wingate and we’ll be looking at doing that. All of that will help mitigate that rock need, which is part of the reason Larry said our new estimate of the impact is about 50% of what we used to think it was going to be.

Operator: Mark Gulley, Ticonderoga.

Mark Gulley: Larry, you’re kind of talking tough here about the availability of potash for international markets. Can you give us any kind of a feel for what you see in inventory on the part of Russian producers or German or Israeli that gives you confidence that global inventories of potash are tight.

Jim Prokopanko: Mark, it’s Jim Prokopanko, I was talking about the international outlook. It is strong around the world. Certainly Asia and Latin America.

We don’t have any insight into what the Russians or the Israelis have. About the only anecdotal pieces I could add is the Israelis shipped hard, I think, last year. They’ve got the advantage of piling potash out in the desert and they don’t face the same containment issues. But I believe they’ve had a strong year from public reports and shipping. So I don’t know that they have a large excess of stockpiles.

And when it comes to the Russians, we are both competing for the Chinese business and I think we were surprised at the lower size — the size of the sale the Russians made to the Chinese, it was lower than we anticipated. Our sale to the Chinese was lower than they requested. And so it’s telling me that the marketplace is tight.

I know our supplies are tight. I have expected similar for other producers in North America. And I don’t see behaviors of international competitors that would imply that they have burdensome stock.

So I think it’s going to be a very difficult, tight 12 months ahead. Mike, do you have any additional pieces in your analysis.

Mike Rahm: No, I think that was a good summary. I would expect that the same trends that we see in North America are probably prevalent in other producing regions as well and certainly North American producer stocks have pulled down.

Operator: Lindsay Drucker Mann, Goldman Sachs.

Lindsay Drucker Mann: I just had another crack at the South Fort Meade costs. In a scenario where you have a protracted dispute and let’s talk real worst case where this is years in the courts before you’re able to mine wetlands. Can you talk about whether in order to sustain your current rate of finished phosphate production, how much rock, phosphate rock you will need and how much of that rock that you’ll need, you’ll need to buy from third parties given your current footprint and given what you’ve talked about with

Miski Mayo? And then in addition, you mentioned you’re looking for sources of phosphate rock, low-cost rock sources. Where do you think those sources might be?

Jim Prokopanko: Lindsay, it’s Jim here. Thank you for your question and good morning. I’ll just make some additional comments that I might not have covered in my earlier remarks and then I’m going to have Joc give you some of the details and specifics around your questions about mining and rock sources.

We have every confidence that the South Fort Meade permit was, as originally issued, was issued properly and we’re confident that with time the South Fort Meade permit will be issued. I said in my comments the district judge was simply wrong in his judgment regarding both the merits of the permit and made an error in the issuance of another preliminary injunction on the uplands mining.

To give you some more color, we have engaged some of the most knowledgeable, capable attorneys, outside counsels on this matter. One is a Florida firm and the other is a Washington, DC law firm, both experts on these matters. After the surprise ruling, we’ve had the judge’s ruling and some of our work that we’ve done leading up to this reviewed by some outside firms, all of whom report back just to ensure that we’re on the right track. All of the firms reported back that our position is sound, correct and law is on our side.

Not only have we done work, but we’ve gotten some work done, we’ve been advised of work done by investors who have reviewed this matter and they’ve engaged independent counsel to advise on the matter and they’ve shared with us that their work tells us that — tells them that the law is on Mosaic’s side. In short, we’re struggling to find a legal opinion that supports the judge or the plaintiff’s position on this matter.

So again, we come down to a view that this is just a matter of timing. It’s not if we’re going to prevail, just simply a matter of when we’re going to prevail and I think Larry and Joc — Joc will tell you more about some of the very innovative and resourceful approaches our mining teams and production teams in Florida have gone to to ensure that we’re going to mitigate for the period of time ahead of us, a good period of time ahead of us, what the impact of losing access to South Fort Meade is. Now, Joc, if you just add some color to the rock sourcing.

Joc O’Rourke: Okay. So back to just give a little more detail on the rock sourcing. First of all, our first opportunity is to look at our other operations and maximize output from them. We’ve been working from an operational excellence perspective on those operations for about a year and-a-half now.

At the Four Corners mine, we have done a big debottlenecking project such that we’re looking at producing about 20% extra out of that operation. So we really should be able to push it. If you read our 10K, we’re actually already pushing it beyond what is its nameplate capacity. So we’re going to continue to push that operation very hard. That will help mitigate short and long-term. Wingate mine, another smaller mine, but again, looking at how we can push that in the short-term and then on the long-term at the dredge operation. We’ll be increasing the size of those dredges to really push that operation. Again, that helps mitigate.

At the Miski Mayo joint venture, as I mentioned, we’re going to take about 1 million tonnes, just over 1 million tonnes of phosphate rock from that joint venture. But that is also in discussions with our partners, Vale, Mitsui, as to an expansion, which was always part of the plan for Miski Mayo. So we are planning on an expansion there at some point. Again, that will change our long-term rock needs.

So if you take all of that, it’s probably too early to say what we’re going to look like after fiscal 2012, but certainly even from our first look at this, we’re a lot better off. And the $100 million approximate number that Larry’s given is based on the amount of rock we might have to purchase just to top up our needs in the next couple — in the next — last half of the year.

Larry Stranghoener: Lindsey, I would just add to that that we would also face just the economic question of if we — in a worst case scenario, and I stress this as very worst case, if we had to purchase rock to a meaningful extent we would face the economic question of whether that makes sense to continue to produce at our capacity rates of finished phosphate product buying purchased rock. So we would evaluate that.

I’d finally note as well that as the largest phosphate producer in the world, there’s not a deposit in the world that we’re not aware of. Every week it seems I get a proposal from somebody suggesting that we look at this deposit or the next deposit and who is to say whether any of those have merits or not. But suffice it to say, it’s been one of our strategic priorities to diversify our Florida rock sources. We’ve done it in a meaningful way already with the Miski Mayo mine in Peru and we continue to look for other such alternatives, provided they make economic sense for our shareholders.

Operator: Jeff Zekauskas from JPMorgan.

Jeff Zekauskas: A two-part question. You’ve estimated your provincial resource taxes at between $420 million and $470 million. For the last three years, the provincial resource taxes that PotashCorp has paid has been $29 million, $77 million and maybe this year it will be $144 million. So why is your estimate so high?

And then the second part of the question is exports of phosphate out of China this year are expected to decrease. Can you give an idea of how much China exported in 2010 and how much you expect them to export in 2011 and what’s the reason for the change?

Jim Prokopanko: Jeff, I’m going to have Larry talk to you about the — answer your question on the resource tax and Mike Rahm will speak to the China question.

Larry Stranghoener: Jeff, as you know, the Canadian resource tax is a very complicated regime. It’s a multi-part tax. I appreciate your frustration at trying to model it. I think one of the numbers you cited was wrong, by the way. We had Canadian resource taxes in fiscal 2011 of $294 million and then of course we provided the guidance for next year.

One of the primary differences I suspect between what we are paying and what PCS has been paying has been the capital expansion programs that both companies have under way. As you know, PotashCorp was off to an earlier start with their meaningful expansion program. We are certainly well under way and there are meaningful tax benefits, resource tax deductions that can be taken with respect to putting new projects into service and as that happens, it will have a favorable impact on our tax rate going forward.

Finally, I’d just take this occasion to point out the difference in how the two companies report gross margin. Note that PCS Corp being a Canadian domiciled Company reports resource taxes as separate from cost of goods sold. In our case it’s included in cost of goods sold, so there’s not an apples-to-apples comparison between the two companies’ gross margin rates on an as-reported basis, which is why we provided some supplemental information showing you what our gross margin rate is excluding resource taxes. Mike.

Mike Rahm: In terms of Chinese exports, last year China exported 6.1 million tonnes of DAP, MAP and triple. As we’ve said before, China has played an important role in meeting kind of the surges in demand that occurred in 2007 and again in 2010. With the implementation of a more what I’d call progressive export tax, our team believes that DAP, MAP, triple exports will drop to about 5 million tonnes in 2011.

It’s probably important to distinguish between DAP, MAP exports and TSP or triple exports. In 2010 China exported 4.9 million tonnes of DAP, MAP. We expect that to drop to about 3.6 million tonnes. So a 1.3 million tonne decline in DAP, MAP exports.

And if you look at statistics from China customs for the first five months of this year, DAP, MAP exports have dropped about 9%. Triple exports have increased about 96% from China. Triple exports are not subject to the same progressive export tax.

So bottom line in terms of the phosphate market, the way we like to summarize it is we think that import demand will increase about 1.1 million tonnes this year. We’re seeing about a 1.1 million tonne decline in export supply from China. There’s about a 2.2 million tonne gap there that needs to be filled by supplies coming from other producers.

Operator: Don Carson, Susquehanna financial.

Don Carson: Jim, a question on your sales strategy for India in the second half. International DAP prices have been firming well beyond the 612 landed. I’m just wondering with your South Fort Meade issues whether you’ll be less aggressive on volume commitments for India and what your expectations are for that second half price.

Jim Prokopanko: Good morning, Don, good to hear from you. We are — you’re correct, we are seeing firming. Part of the reason is the supply side, as Mike has just laid out, with China, with some questions around Ma’aden, some of the questions around permitting of South Fort Meade, India is a good customer for us. Get strong volumes from them, provides a very secure baseload.

So we are — we value India as a customer and we’re going to be there with the tonnage that they need, but they are — should be expecting and I believe do understand that the markets prevail and market pricing prevails and they get some benefit for being a two million tonne annual customer and for the confidence they have in us and the loyalty that that shows to us, to PhosChem as a producer. They’re going to have the tonnes they need. But it’s going to be closer to the market rates at the time that they decide to agree on a price. Thanks, Don.

Operator: David Begleiter, Deutsche Bank.

David Begleiter: Jim, just on the Esterhazy situation. In terms of how long will the trial last do you think in January and if all the volumes do revert back to you, to Mosaic, how will you look to dispose those volumes over the next — in 2012 and beyond.

Jim Prokopanko: Dave, I’m going to ask Rich Mack, our General Counsel, who is intimately involved in this matter to answer your question.

Rich Mack: Hi, David. We anticipate that the trial could last in the range of four months or so, plus or minus probably several weeks on that. And of course, recently the court indicated that it wanted to maintain the status quo until trial began. As a reminder, this relationship that we have in the tolling agreement is a 40-year relationship and so it’s not surprising that with the trial only six months away, that the court basically indicated that they wanted us to continue to supply until the beginning of trial.

If we’re successful in the litigation and we do have a strong viewpoint that our obligations under the tolling agreement have been exhausted, 1.3 million tonnes of capacity would revert to Mosaic and obviously we would be looking to place that in the most economically advantageous way possible at that point in time. In addition and as a final note, I would also indicate that in connection with the court’s recent ruling, PCS did take an undertaking effectively to pay economic damages to Mosaic to compensate for the difference in terms of market prices versus the supplying this potash at cost between now and trial.

Operator: Fai Lee, RBC.

Fai Lee: Hi. It’s Fai and I’m not with RBC anymore. Just wanted to — a question regarding your potash production. Excluding the tolling agreement your effective potash capacity is about 9 million tonnes. How will this number change in fiscal 2012, 2013 and 2014.

And for forecasting purposes should we assume like a 95% rate on this number? I guess in other words, if you operate flat-out how much potash can you actually produce annually over the next three years?

Joc O’Rourke: Joc O’Rourke here. The capacity increases and I think those are laid out fairly well in the 10-K, but just so that you understand how they come on, the Esterhazy operation will finish its first phase of expansion early in calendar 2012. So the end of this fiscal year, we should see production from it and its total of 600,000 tonnes, we should start seeing production from it early in the calendar 2012, and then ramping up to its full capacity about the fall of 2012.

The next one off the mark is Belle Plaine. Belle Plaine is coming in not long after that in sort of the end of the 2012 calendar year. And then finally, Colonsay which will be completed by the end of 2012 and it will come online early calendar 2013.

Then a little longer down the road we have the Esterhazy, which includes our K3 — the Esterhazy phase three which includes the K3 operation, that adds another 900,000 tonnes to Esterhazy. But that won’t be coming until circa 2017.

The other two in that which help take us up to the 16 [million tonnes] are a second expansion at Belle Plaine, which is right now in the final feasibility stage, and a further expansion of Colonsay, which is in the feasibility stage right now. So those will come in pretty much year-by-year for the next three years and then after that we have a gap until about 2015, 2017, where the next phase starts coming in.

Operator: David Silver, Bank of America.

David Silver: Couple of questions. First, I was hoping that maybe Mike or someone there could provide an update on your view of how the Ma’aden facility is ramping up and whether we look at marketing agreements or what is it that you’re looking at that you’re using as a basis for their productive capability.

And then second I’m going to apologize in advance for a long question. I’m listening to your discussion of South Fort Meade and the legal back and forth that’s going on and in the back of my mind I’m thinking that the value of rock in the ground is only rising as these issues go on. And we haven’t mentioned Ona or Pine Level in quite a while. And, Jim, I’m just wondering if you could maybe comment on how you view your current strategy with South Fort Meade and if you could relate it to how you think the Company can best exploit the reserves — the substantial reserves yet to be mined and that ultimately you’ll be relying on in the not too distant future, if that’s not too vague a question.

Jim Prokopanko: Okay, David. That’s three questions. We’re going to bend to that and this will be the last set of questions. So your colleague analysts can blame you for that, taking up the last of the meeting. Mike, answer David’s hope to have the Ma’aden question answered.

Mike Rahm: You probably read the same reports we have. There was a report over the weekend that they achieved a total production of 50,000 tonnes since their start-up on June 17. Expectations that they ship their first vessel of product to India loads next week.

In our S&D we expect that they’ll produce somewhere in that 400,000 to 450,000 tonnes of product in the second half the year. If you look at a survey of analysts, I think the number ranges from 200,000 tonnes to 500,000 tonnes. In 2012, we have them ramping up and I think exporting something in the neighborhood of 2.2 million tonnes. So that’s our expectation. And including that in the S&D from our perspective, it continues to look balanced to snug.

So I think, and we’ve always said, that if there’s a surprise that they don’t deliver on those types of quantities, that it turns out to be a positive surprise at least in the near term.

Jim Prokopanko: Thanks, Mike. David, I’m going to answer your question about value of rock and then I’m going to ask Rich Mack to discuss our plan for getting additional permits and how we’re going to manage our properties in Florida.

You’re absolutely right to conclude that the value of rock is not getting cheaper and is getting more costly. This applies to both phosphate as it does to potash. Mining of any material is — the most economic reserves have been found and are being exploited and are being developed. And those are the first ones that the market finds and that’s what we have, whether it’s our potash in Saskatchewan, our phosphates in Florida, our costs are low by global standards, what it’s traded for, our delivered costs for our own mined rock. We’ve got great mines, good reserves and short distances to haul the ore to the processing and granulation facilities.

As we look around the world, Larry mentioned that we get regular calls, would you like to look at rock in — whether it’s in Kazakhstan or in West Africa, these are not cheap places to develop. And we’re seeing that no matter where we go, that the next round of phosphate rock developments are going to be much higher. And whether it’s at existing facilities as in Florida where mining is not — permitting isn’t getting, it’s a fact, it’s not getting easier, but it’s attainable and we are getting our permits and will get our permits, to places in North Africa where you see issues around existing deposits with social unrest, civil unrest, challenges whether it’s Tunisia, Syria or Morocco. It’s getting more expensive to operate mineral extraction businesses around the world, whether it’s permitting, community costs or environmental costs. Costs are going up and anticipate that to be a case as we go forward.

We have 30, 35 years of proven and probable reserves in Florida. We expect we’re going to get the permits for that and Desoto and Ona are the next two on the docket and I’ll have Rich describe what work is being done to obtain those permits.

Rich Mack: Thanks, Jim, and hi, David. We have every expectation that we will get our permits for the — that will allow us to continue our operations for the next 30 to 35 years, as Jim noted. Just maybe a couple of things as background and perspective on this.

First, we have great working relationships, professional working relationships with our regulators. On the local county level, on the state level, and at the Army Corps level. And obviously in terms of a strategy, we have to continue to ensure that these relationships are maintained, professionally and we can get permits to go through these organizations on a timely basis.

Second, as an observation, I would also say that we believe that the Army Corps of Engineers is much better positioned today than compared to as recently as three years ago. They have a phosphate mining team. They have more resources. They certainly, with the frustration on the South Fort Meade litigation and after all of the work that they exerted only to be caught up in a legal process, understand the importance of phosphate rock and what it means to U.S. agriculture and to U.S. trade.

We are going to be working on these major permits in the future on a concurrent basis rather than a sequential basis. I think if you go back and take a critical look at the last, say, five to seven years, that’s typically how these permits have been processed, more sequentially, not as much concurrently. And that was particularly true when you had the significant economic boom in, say, 2006 and 2007, when the Army Corps was busy working on other development activities. But in the end and just maybe closing out with South Fort Meade, if there is a frustrating part of the process it is that you are in a process.

Litigation, you have to play by the rules of civil procedure and the important point on South Fort Meade, and I think it’s important for everybody to step back and just take note, is whether or not the Corps came to a rational permitting decision. That is the standard. And as the 11th Circuit said, that has to be an exceedingly deferential standard. In other words, the judge or a court cannot substitute its judgment for that of the agency who processes these permits on a daily basis.

And if you take a look at just some of the statistics related to South Fort Meade and the same will happen, for example, in Ona or in DeSoto, the record as most of you know is a quarter of a million pages long. This process took over seven years. There were more than 12 — more than a dozen site visits from the Army Corps. It involved 35 meetings with the Army Corps, 37 public comment letters, and I can go on. The statistics are stark. And after a critical review of this and going back to the initial question, did the Corps come to a rational permitting decision, we think that there is no doubt that on the merits the answer to that question is yes.

Finally, just as a note specific to your question, we recently did submit three applications, Ona, the DeSoto Mine and our Wingate extension and so those currently are in process with the Army Corps.

Jim Prokopanko: Okay. With that, we’re going to conclude our Q&A session and thank you for your keen interest and good questions.

The outlook for Mosaic is remarkable and we’re excited about the future of our business. It’s a great time to be the world’s leading producer of phosphate and potash. Thank you.

Operator: Ladies and gentlemen, that does conclude our conference for today. You may all disconnect and thank you for participating.